Exhibit No. 99.1
News Release

CMC REPORTS THIRD QUARTER FISCAL 2025 RESULTS

•Third quarter net earnings of $83.1 million, or $0.73 per diluted share; adjusted earnings of $84.4 million, or $0.74 per diluted share
•Consolidated core EBITDA of $204.1 million in the third quarter; core EBITDA margin of 10.1%
•North American steel product metal margins inflected upward during the third quarter, exiting at a rate above the average for the period
•Emerging Businesses Group profitability improved sequentially and year-over-year with adjusted EBITDA margin increasing to 20.7%
•Europe Steel Group exceeded breakeven on better market fundamentals and solid cost performance; emerging green shoots point to more improvement ahead
•Transform, Advance, Grow ("TAG") program exceeding targeted EBITDA benefits; executing on initiatives with annual run-rate expected to exceed $100 million

Irving, TX - June 23, 2025 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2025.

Peter Matt, President and Chief Executive Officer, commented, “We achieved sequential improvement in our financial performance driven by better market conditions across each of our segments, including a meaningful tailwind from the upward inflection of steel product metal margins within the North America Steel Group and solid demand for the proprietary value added products offered by our Emerging Businesses Group. Activity within domestic construction markets remained resilient as shown by our healthy shipment levels, robust bid volumes on new work in the pipeline, and stable downstream backlog. These factors, and our significant exposure to the large and growing U.S. public infrastructure market, give us confidence that CMC should perform well through the balance of our fiscal year."

Mr. Matt added, "Our TAG program, which represents a key pillar of our strategy, is gaining momentum and delivering solid contributions to CMC's financial results. Benefits related to TAG have exceeded our targets through the first three quarters of fiscal 2025, and we are increasingly confident regarding the ability of this program to drive sustained improvements to margins, cash flow, and returns on capital. By getting more out of our existing business through TAG and pursuing attractive organic and inorganic growth opportunities, we are positioning CMC to create meaningful value for our shareholders. The impact of our strategic efforts should be further magnified by powerful structural trends within our key end markets related to infrastructure investment, reshoring, artificial intelligence, energy transition and generation growth, and the need to address our nation's housing shortage."

(CMC Third Quarter Fiscal 2025 - 2)

Third quarter net earnings were $83.1 million, or $0.73 per diluted share, on net sales of $2.0 billion, compared to prior year period net earnings of $119.4 million, or $1.02 per diluted share, on net sales of $2.1 billion.

During the third quarter of fiscal 2025, the Company recorded estimated net after-tax charges of $1.3 million, primarily relating to interest expense on the judgment amount associated with the previously disclosed Pacific Steel Group litigation. Excluding these charges, third quarter adjusted earnings were $84.4 million, or $0.74 per diluted share, compared to adjusted earnings of $119.6 million, or $1.02 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

The Company's balance sheet and liquidity position remained strong. As of May 31, 2025, cash and cash equivalents totaled $893.0 million, with available liquidity of over $1.7 billion. During the quarter, CMC repurchased 1,113,014 shares of common stock valued at $50.4 million in the aggregate. As of May 31, 2025, $254.9 million remained available under the current share repurchase authorization.

On June 18, 2025, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on June 30, 2025. The dividend, to be paid on July 9, 2025, marks the 243rd consecutive quarterly payment by the Company.

Business Segments - Fiscal Third Quarter 2025 Review
Demand for the products of North America Steel Group was solid during the quarter. Shipments of finished steel products grew by 1.6% relative to the prior year period and increased by 10.4% relative to the second quarter, reflecting normal seasonality. The pipeline of potential future construction projects remained healthy as indicated by CMC’s downstream bidding activity and the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes were virtually unchanged on a year-over-year basis and finished the quarter at a level that should support solid downstream shipping levels during the 2025 construction season. Shipments of merchant products (MBQ) grew compared to the third quarter of fiscal 2024 as CMC increased its ability to serve West Coast customers from the Arizona 2 micro mill.

Adjusted EBITDA for the North America Steel Group decreased to $186.0 million in the third quarter of fiscal 2025 from $246.3 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel products and downstream products, partially offset by TAG related benefits. These benefits reflect solid execution across a number of ongoing initiatives, including melt shop and rolling mill yield enhancement, scrap cost optimization, logistics optimization and reduced alloy consumption. Adjusted EBITDA margin for the North America Steel Group was 11.9%, down from 14.7% in the third quarter of fiscal 2024.

(CMC Third Quarter Fiscal 2025 - 3)

Margins on steel products inflected upward during the quarter, increasing by $23 per ton on a sequential basis. Compared to the second quarter, the average selling price for steel products improved by $45 per ton, which outpaced a $22 per ton rise in scrap costs. Within the quarter, CMC successfully maintained price levels achieved earlier in the calendar year despite meaningful reductions in scrap pricing in April and May. As a result of this dynamic, steel product metal margins exited the third quarter above the $499 per ton average for the period.

Emerging Businesses Group ("EBG") third quarter net sales of $197.5 million increased by 4.7% compared to the prior year period, while adjusted EBITDA for the segment of $40.9 million was up 7.0% year-over-year and 74.0% sequentially. Improved year-over-year segment profitability was driven by strong project-related shipments of Performance Reinforcing Steel, as CMC continues to experience growing demand for its proprietary corrosion-resistant solutions. Adjusted EBITDA declined modestly for Tensar due primarily to delays in certain projects. Financial results remained largely unchanged for Construction Services and CMC Impact Metals, compared to the prior year period. Indications of future market conditions remained encouraging with pipeline measures such as project quotes and new planning activity at healthy levels. Adjusted EBITDA margin of 20.7% improved by 40 basis points compared to the prior year period and was the second highest on record.

Market conditions for the Europe Steel Group continued to improve in the third quarter, supported by solid Polish economic conditions and reduced import flows that helped establish a better balance of supply and demand. Pricing trends improved across each of the segment's major product categories. The average selling price in the third quarter increased by $51 per ton compared to the second quarter and exited May nearly $70 per ton higher than the December low. Financial results continued to benefit from an extensive cost management program that has meaningfully reduced controllable costs.

Adjusted EBITDA for the Europe Steel Group increased to $3.6 million in the third quarter of fiscal 2025 from a loss of $4.2 million in the prior year period. Excluding the impact of energy cost rebates, third quarter results were the strongest in two years for the segment. The adjusted EBITDA margin for the Europe Steel Group of 1.5% increased from (2.0%) in the third quarter of fiscal 2024.

Outlook
Mr. Matt said, “We expect consolidated financial results in the fourth quarter of fiscal 2025 to improve compared to the third quarter. Finished steel shipments within the North America Steel Group are anticipated to follow normal seasonal trends, while our adjusted EBITDA margin is expected to increase sequentially on higher steel product margins over scrap. Based on project backlogs, we expect financial results for the Emerging Businesses Group will improve on both a sequential and year-over-year basis. Our Europe Steel Group will receive a CO2 credit of approximately $28 million during the fourth quarter as a result of recently signed Polish legislation that divided payments related to calendar 2024 energy cost rebates into two tranches. We expect to receive the second tranche in

(CMC Third Quarter Fiscal 2025 - 4)

the first quarter of fiscal 2026. Excluding this credit, adjusted EBITDA for our Europe Steel Group should increase sequentially in the fourth quarter, as we continue to benefit from improved market fundamentals and extensive cost management efforts.”

Mr. Matt concluded, “I am excited by the long-term outlook for our company and the prospect of creating significant value for our shareholders. We have developed – and are executing on – a game-changing strategic plan that is expected to deliver meaningful and sustained enhancements to our margins, cash flow capabilities, and return on capital. We will achieve this by leveraging our TAG operational and commercial excellence program to get more out of our existing enterprise, by completing value-accretive organic growth projects, and by adding complementary early-stage construction solutions that provide attractive new growth platforms. We are confident these efforts will position our company to take full advantage of powerful structural trends in the domestic construction market for years to come.”

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2025 conference call today, Monday, June 23, 2025, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

(CMC Third Quarter Fiscal 2025 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups. Additional factors include the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Emerging Businesses Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2024, and Part II, Item 1A, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings discussed in Note 12, Commitments and Contingencies, in Part I, Item 1, Financial Statements and in Part II, Item 1, Legal Proceedings of our fiscal 2025 quarterly reports on Form 10-Q; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Third Quarter Fiscal 2025 - 6)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2025	2/28/2025	11/30/2024	8/31/2024	5/31/2024	5/31/2025	5/31/2024
North America Steel Group
Net sales to external customers	$1,562,286	$1,386,848	$1,518,637	$1,559,520	$1,671,358	$4,467,771	$4,750,210
Adjusted EBITDA	185,984	128,818	188,205	210,932	246,304	503,007	735,418
Adjusted EBITDA margin	11.9%	9.3%	12.4%	13.5%	14.7%	11.3%	15.5%

External tons shipped
Raw materials	385	312	339	360	371	1,036	1,092
Rebar	534	503	549	522	520	1,586	1,502
Merchant bar and other	264	243	241	237	244	748	708
Steel products	798	746	790	759	764	2,334	2,210
Downstream products	355	298	356	361	371	1,009	1,033

Average selling price per ton
Raw materials	$809	$956	$874	$866	$970	$875	$877
Steel products	859	814	812	843	891	829	896
Downstream products	1,212	1,221	1,259	1,311	1,330	1,231	1,358

Cost of raw materials per ton	$617	$713	$677	$664	$717	$665	$651
Cost of ferrous scrap utilized per ton	$360	$338	$323	$321	$353	$340	$358

Steel products metal margin per ton	$499	$476	$489	$522	$538	$489	$538

Europe Steel Group
Net sales to external customers	$247,590	$198,029	$209,407	$222,085	$208,806	$655,026	$626,481
Adjusted EBITDA	3,593	752	25,839	(3,622)	(4,192)	30,184	26,139
Adjusted EBITDA margin	1.5%	0.4%	12.3%	(1.6)%	(2.0)%	4.6%	4.2%

External tons shipped
Rebar	88	100	107	98	80	295	266
Merchant bar and other	271	210	206	221	217	687	649
Steel products	359	310	313	319	297	982	915

Average selling price per ton
Steel products	$663	$612	$639	$667	$681	$639	$661

Cost of ferrous scrap utilized per ton	$370	$337	$370	$383	$389	$360	$383

Steel products metal margin per ton	$293	$275	$269	$284	$292	$279	$278

Emerging Businesses Group
Net sales to external customers	$197,454	$158,864	$169,415	$195,571	$188,593	$525,733	$521,826
Adjusted EBITDA	40,912	23,519	22,660	42,519	38,220	87,091	87,011
Adjusted EBITDA margin	20.7%	14.8%	13.4%	21.7%	20.3%	16.6%	16.7%

(CMC Third Quarter Fiscal 2025 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2025	2/28/2025	11/30/2024	8/31/2024	5/31/2024	5/31/2025	5/31/2024
Net sales to external customers
North America Steel Group	$1,562,286	$1,386,848	$1,518,637	$1,559,520	$1,671,358	$4,467,771	$4,750,210
Europe Steel Group	247,590	198,029	209,407	222,085	208,806	655,026	626,481
Emerging Businesses Group	197,454	158,864	169,415	195,571	188,593	525,733	521,826
Corporate and Other	12,654	10,635	12,143	18,973	9,728	35,432	31,306
Total net sales to external customers	$2,019,984	$1,754,376	$1,909,602	$1,996,149	$2,078,485	$5,683,962	$5,929,823

Adjusted EBITDA
North America Steel Group	$185,984	$128,818	$188,205	$210,932	$246,304	$503,007	$735,418
Europe Steel Group	3,593	752	25,839	(3,622)	(4,192)	30,184	26,139
Emerging Businesses Group	40,912	23,519	22,660	42,519	38,220	87,091	87,011
Corporate and Other	(36,952)	(34,852)	(386,245)	(25,189)	(37,070)	(458,049)	(102,569)
Total adjusted EBITDA	$193,537	$118,237	$(149,541)	$224,640	$243,262	$162,233	$745,999

(CMC Third Quarter Fiscal 2025 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2025	2024	2025	2024
Net sales	$2,019,984	$2,078,485	$5,683,962	$5,929,823
Costs and operating expenses:
Cost of goods sold	1,720,063	1,738,086	4,856,614	4,894,200
Selling, general and administrative expenses	175,769	167,975	521,187	497,951
Interest expense	10,864	12,117	33,353	35,751
Litigation expense	3,776	—	358,496	—
Net costs and operating expenses	1,910,472	1,918,178	5,769,650	5,427,902
Earnings (loss) before income taxes	109,512	160,307	(85,688)	501,921
Income tax expense (benefit)	26,386	40,867	(18,569)	120,361
Net earnings (loss)	$83,126	$119,440	$(67,119)	$381,560

Earnings (loss) per share:
Basic	$0.74	$1.03	$(0.59)	$3.28
Diluted	0.73	1.02	(0.59)	3.25

Cash dividends per share	$0.18	$0.18	$0.54	$0.50
Average basic shares outstanding	112,700,136	115,529,942	113,437,950	116,228,826
Average diluted shares outstanding	113,559,456	116,664,885	113,437,950	117,583,055

(CMC Third Quarter Fiscal 2025 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	May 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$892,998	$857,922
Accounts receivable (less allowance for doubtful accounts of $3,839 and $3,494)	1,155,995	1,158,946
Inventories, net	1,005,290	971,755
Prepaid and other current assets	303,222	285,489
Assets held for sale	1,204	18,656
Total current assets	3,358,709	3,292,768
Property, plant and equipment, net	2,690,050	2,577,136
Intangible assets, net	216,464	234,869
Goodwill	386,544	385,630
Other noncurrent assets	342,056	327,436
Total assets	$6,993,823	$6,817,839
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$363,980	$350,550
Accrued contingent litigation-related loss	358,496	—
Other accrued expenses and payables	411,546	445,514
Current maturities of long-term debt	41,394	38,786
Total current liabilities	1,175,416	834,850
Deferred income taxes	186,643	276,908
Other noncurrent liabilities	231,167	255,222
Long-term debt	1,302,835	1,150,835
Total liabilities	2,896,061	2,517,815
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 112,159,119 and 114,104,057 shares	1,290	1,290
Additional paid-in capital	400,897	407,232
Accumulated other comprehensive loss	(33,538)	(85,952)
Retained earnings	4,375,466	4,503,885
Less treasury stock, 16,901,545 and 14,956,607 shares at cost	(646,613)	(526,679)
Stockholders' equity	4,097,502	4,299,776
Stockholders' equity attributable to non-controlling interests	260	248
Total stockholders' equity	4,097,762	4,300,024
Total liabilities and stockholders' equity	$6,993,823	$6,817,839

(CMC Third Quarter Fiscal 2025 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2025	2024
Cash flows from (used by) operating activities:
Net earnings (loss)	$(67,119)	$381,560
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	213,397	208,177
Stock-based compensation	27,816	35,893
Write-down of inventory	20,665	6,586
Deferred income taxes and other long-term taxes	(94,217)	(4,066)
Litigation expense	358,496	—
Settlement of New Markets Tax Credit transaction	(2,786)	—
Asset impairments	1,171	150
Other	3,384	3,534
Changes in operating assets and liabilities	(60,942)	(83,943)
Net cash flows from operating activities	399,865	547,891
Cash flows from (used by) investing activities:
Capital expenditures	(293,904)	(242,803)
Proceeds from government assistance related to property, plant and equipment	25,000	—
Proceeds from the sale of property, plant and equipment	5,439	—
Other	844	1,856
Net cash flows used by investing activities	(262,621)	(240,947)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	147,724	—
Repayments of long-term debt	(30,403)	(27,484)
Debt issuance costs	(606)	—
Proceeds from accounts receivable facilities	29,758	142,015
Repayments under accounts receivable facilities	(29,758)	(122,284)
Treasury stock acquired	(148,854)	(128,164)
Tax withholdings related to share settlements, net of purchase plans	(9,551)	(8,563)
Dividends	(61,300)	(58,189)
Contribution from non-controlling interest	12	7
Net cash flows used by financing activities	(102,978)	(202,662)
Effect of exchange rate changes on cash	1,307	511
Increase in cash, restricted cash, and cash equivalents	35,573	104,793
Cash, restricted cash and cash equivalents at beginning of period	859,555	595,717
Cash, restricted cash and cash equivalents at end of period	$895,128	$700,510

Supplemental information:
Cash paid for income taxes	$95,976	$131,229
Cash paid for interest	37,190	35,604

Cash and cash equivalents	$892,998	$698,338
Restricted cash	2,130	2,172
Total cash, restricted cash and cash equivalents	$895,128	$700,510

(CMC Third Quarter Fiscal 2025 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Settlement of New Markets Tax Credit transactions” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment “Litigation expense” represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, interest expense on the judgment amount.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2025	2/28/2025	11/30/2024	8/31/2024	5/31/2024	5/31/2025	5/31/2024
Net earnings (loss)	$83,126	$25,473	$(175,718)	$103,931	$119,440	$(67,119)	$381,560
Interest expense	10,864	11,167	11,322	12,142	12,117	33,353	35,751
Income tax expense (benefit)	26,386	10,627	(55,582)	29,819	40,867	(18,569)	120,361
Depreciation and amortization	72,376	70,584	70,437	72,190	70,692	213,397	208,177
Asset impairments	785	386	—	6,558	146	1,171	150
Adjusted EBITDA	193,537	118,237	(149,541)	224,640	243,262	162,233	745,999
Non-cash equity compensation	9,546	8,038	10,232	9,173	12,846	27,816	35,893
Settlement of New Markets Tax Credit transactions	(2,786)	—	—	(6,748)	—	(2,786)	—
Litigation expense	3,776	4,720	350,000	—	—	358,496	—
Core EBITDA	$204,073	$130,995	$210,691	$227,065	$256,108	$545,759	$781,892

Net sales	$2,019,984	$1,754,376	$1,909,602	$1,996,149	$2,078,485	$5,683,962	$5,929,823
Core EBITDA margin	10.1%	7.5%	11.0%	11.4%	12.3%	9.6%	13.2%

(CMC Third Quarter Fiscal 2025 - 12)

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended					Nine Months Ended
(in thousands, except per share data)	5/31/2025	2/28/2025	11/30/2024	8/31/2024	5/31/2024	5/31/2025	5/31/2024
Net earnings (loss)	$83,126	$25,473	$(175,718)	$103,931	$119,440	$(67,119)	$381,560
Asset impairments	785	386	—	6,558	146	1,171	150
Settlement of New Markets Tax Credit transactions	(2,786)	—	—	(6,748)	—	(2,786)	—
Litigation expense	3,776	4,720	350,000	—	—	358,496	—
Total adjustments (pre-tax)	$1,775	$5,106	$350,000	$(190)	$146	$356,881	$150
Related tax effects on adjustments	(505)	(1,237)	(85,750)	40	(31)	(87,492)	(32)
Adjusted earnings	$84,396	$29,342	$88,532	$103,781	$119,555	$202,270	$381,678
Net earnings (loss) per diluted share	$0.73	$0.22	$(1.54)	$0.90	$1.02	$(0.59)	$3.25
Adjusted earnings per diluted share	$0.74	$0.26	$0.78	$0.90	$1.02	$1.78	$3.25

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